PRESS RELEASE

SOURCE: Kellwood Company

KELLWOOD (NYSE) REPORTS SALES UP 11% FOR THE 3RD QUARTER, EPS UP 24% SALES UP 5 PERCENT FOR THE FIRST NINE MONTHS, EPS UP 19 PERCENT

4TH QTR EARNINGS EXPECTED TO BE LOWER THAN FORECAST

COMPANY COMFORTABLE WITH ANALYSTS' ESTIMATE OF $3.25 FOR 2001 REGULAR QUARTERLY DIVIDEND DECLARED

ST. LOUIS, Nov. 21 /PRNewswire/ -- Kellwood Company reported sales and earnings today for the third quarter ended October 31, 2000. Sales for the quarter came in a bit higher than expected at $703.1 million, up $70 million or 11 percent from the prior year. Four acquisitions completed since October 31, 1999, contributed $31 million to the year-to-year growth in sales. Excluding acquisitions, sales were up six percent in a very difficult market.

         Net earnings for the quarter were up slightly at $26.7 million versus $26.1 million reported last year. Earnings per share increased 24 percent to $1.15 per share from $0.93 per share on a diluted basis. As a result of Kellwood's share repurchase program initiated in December 1999, average diluted shares in the current quarter were 23.3 million versus 28.0 million last year, according to Hal J. Upbin, chairman, president, and chief executive officer.

         "Sales growth for the quarter was broad based in terms of business segments and channels of distribution. Each of Kellwood's three business segments contributed to the 11 percent growth for the total company. Sales of Women's Sportswear were up 8 percent -- Men's Sportswear up 4 percent -- and Other Soft Goods, which includes Intimate Apparel and Recreation Products, were up 48 percent. Excluding acquisitions, Women's Sportswear sales were up 5 percent -- and Other Soft Goods were up 16 percent. Kellwood's sales were also up in every channel of distribution including department stores, national chains, discounters, specialty stores and mail order."

Sales for the nine-month period increased five percent to $1.82 billion, compared to $1.73 billion a year earlier. Net earnings, excluding unusual items, increased two percent to $62.4 million versus $61.1 million last year. Earnings per share, excluding unusual items, increased 19 percent to $2.60 per share from $2.18 on a diluted basis reported last year. Average diluted shares for the current nine-month period were 24.0 million versus 28.1 million shares last year.

         "Each of Kellwood's business segments contributed to the year-to-year growth of the Company with sales of Women's Sportswear up one percent, Men's Sportswear up 11 percent, and Other Soft Goods up 23 percent. With the market for Women's Sportswear being very soft, Kellwood's diversity of product and extensive customer base are core strengths which provide us with a competitive advantage," stated Upbin.

         During the quarter, the Company continued to buy back shares of its stock at advantageous prices. Since December 1999, Kellwood has acquired 5.27 million shares at an average price of $17.23, or $90.8 million. This average price is below book value, currently $19.27 per share.

         Regarding the outlook for the balance of the year, Upbin stated, "The Company has put into place several growth initiatives in each of our four strategic platforms -- Women's Sportswear, Men's Sportswear, Intimate Apparel and Recreation Products. However, the market for apparel at retail has been soft throughout most of the year and highly promotional. As the year is drawing to a close, the rate of growth in consumption at retail is slowing from an already anemic rate. The apparel market grew only 1.7 percent during the most recent three months and the market at retail for our Women's Sportswear segment, which represents 70 percent of Kellwood's sales, grew less than one percent during this same period."

         "In addition, the back-to-school selling season was extremely soft, falling below retailers' expectations, which resulted in an over bought position. Further aggravating the situation, October, which is typically a soft sales month, was yet another disappointment," said Upbin.

"As a result, orders from our retail customers for the upcoming Spring season are running somewhat below our earlier expectations. We also expect the stores to push out delivery of new Spring merchandise from January into February, which will take some volume out of the fourth quarter of the current fiscal year. And, due to the soft and highly promotional market for apparel at retail, we expect markdown pressure to be more severe than we anticipated at the beginning of the Fall season," Upbin reported.

         The outlook for the fourth quarter ending January 31 indicates sales of $523 million, up $62 million, or 13 percent, with Kellwood's three recently announced acquisitions contributing $34 million. Net earnings for the fourth quarter are expected to be approximately $1.0 million, or $0.03 per share on a diluted basis, versus $5.4 million, or $0.20 per share reported last year. Although early in the planning process, management feels comfortable with Wall Street's estimate of $3.25 per share for Fiscal 2001.

         For the fiscal year 2000, the Company expects sales to come in at about $2.34 billion, up $151 million, or 7 percent. Net earnings for the year should be approximately $63 million versus $67 million before unusual items last year. Earnings per share are expected to be up approximately 11 percent to $2.65 per share versus $2.39 per share before unusual items last year on a diluted basis.

         The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable December 15, 2000 to shareholders of record December 1, 2000.

Kellwood Company (NYSE: KWD - news) is a $2.3 billion marketer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.

         Statements in this news release that are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company's Form 10-K for the transition period ended January 31, 2000 and other filings with the Securities and Exchange Commission.

                      KELLWOOD COMPANY AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
                 (Amounts in thousands except per share data)

                            Three Months Ended         Nine Months Ended
                              October 31,                October 31,
                          ----------------------   ------------------------
                            2000          1999         2000          1999
                          --------      --------   ----------    ----------
    Net sales by Segment:
      Women's sportswear  $501,587      $466,119   $1,281,268    $1,269,228
      Men's sportswear     109,883       105,539      268,812       242,987
      Other soft goods      91,670        61,798      271,783       220,260
                          --------      --------   ----------    ----------
      Total net sales      703,140       633,456    1,821,863     1,732,475
                          --------      --------   ----------    ----------

    Costs and expenses:
      Cost of products
       sold                558,029       495,657    1,438,302     1,350,467
      Selling, general and
       administrative       91,660        84,216      253,535       248,994
      Amortization of
       intangible assets     2,019         1,640        5,553         7,503
      Interest expense       8,048         8,453       22,554        22,862
      Interest income and
       other, net              154          (276)        (254)         (679)
                          --------      --------   ----------    ----------
    Earnings before
     unusual items
     and income taxes       43,230        43,766      102,173       103,328
      Costs of Koret merger      -             -            -         5,288
      Provision for
       facilities shut-down      -             -            -         6,793
      Provision for
       goodwill impairment       -             -            -        48,945
                          --------      --------   ----------    ----------
    Earnings before
     income taxes           43,230        43,766      102,173        42,302
    Income taxes            16,500        17,700       39,800        37,690
                          --------      --------   ----------    ----------
    Net earnings           $26,730       $26,066      $62,373        $4,612
                          ========      ========   ==========    ==========
    Net earnings -
     excluding unusual
     items                 $26,730       $26,066      $62,373       $61,125
                          ========      ========   ==========    ==========

    Weighted average shares outstanding:
      Basic                 23,241        27,805       23,964        27,612
                          ========      ========   ==========    ==========
      Diluted               23,292        28,046       24,009        28,091
                          ========      ========   ==========    ==========

    Basic Earnings per Share:
      Earnings before
       unusual items         $1.15         $0.94        $2.60         $2.21
      Costs of Koret merger      -             -            -         (0.13)
      Provision for
       facilities shut-down      -             -            -         (0.14)
      Provision for
       goodwill impairment       -             -            -         (1.77)
                          ========      ========   ==========    ==========
      Basic earnings per
       share - reported      $1.15          $.94        $2.60         $0.17
                          ========      ========   ==========    ==========

    Diluted Earnings per Share:
      Earnings before
       unusual items         $1.15         $0.93        $2.60         $2.18
      Costs of Koret merger      -             -            -         (0.13)
      Provision for
       facilities shut-down      -             -            -         (0.14)
      Provision for
       goodwill impairment       -             -            -         (1.74)
    Diluted earnings per
     share - reported        $1.15          $.93        $2.60         $0.16
                          ========      ========   ==========    ==========

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                      KELLWOOD COMPANY AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                            (Amounts in thousands)

                                                          October 31,
                                                  -------------------------
                                                      2000           1999
                                                  ----------     ----------
    ASSETS
    Current assets:
      Cash and time deposits                      $   23,071     $  111,958
      Receivables, net                               452,141        417,138
      Inventories                                    413,208        301,580
      Prepaid taxes and expenses                      36,470         38,093
                                                  ----------     ----------
        Total current assets                         924,890        868,769

    Property, plant and equipment, net               111,422        108,647

    Intangible assets, net                           119,962         57,255

    Other assets                                     108,654        101,833
                                                  ----------     ----------

    Total assets                                  $1,264,928     $1,136,504
                                                  ==========     ==========

    LIABILITIES AND SHAREOWNERS' EQUITY
    Current liabilities:
      Current portion of long-term debt               $9,245        $15,791
      Notes payable                                   65,722          2,609
      Accounts payable                               165,940        129,507
      Accrued expenses                               108,828         93,049
                                                  ----------     ----------
        Total current liabilities                    349,735        240,956

    Long-term debt                                   418,625        369,544

    Deferred income taxes and other                   59,949         50,699

    Shareowners' equity                              436,619        475,305
                                                  ==========     ==========

    Total liabilities & shareowners' equity       $1,264,928     $1,136,504
                                                  ==========     ==========